Exhibit 99.1

March 23, 2023

USD Partners LP Announces Sale of Casper Terminal

Houston, TX – A wholly-owned subsidiary of USD Partners LP (NYSE: USDP) (the “Partnership”) announced today that it has entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with South 49 Holdings Ltd., a member of the Midstream Energy Partners group of companies (collectively, the “Buyer”). Upon the terms and subject to the conditions set forth in the Purchase Agreement, the Partnership agreed to sell its Casper rail terminal, by means of a sale of all of the equity interests of the subsidiary which owns the terminal, to the Buyer for a cash purchase price of approximately $33.0 million (the “Transaction”), subject to customary adjustments. The Transaction is expected to close prior to the end of the second quarter of 2023. The Partnership intends to use a majority of the proceeds from the Transaction, net of expenses, to repay borrowings outstanding under the Partnership’s revolving credit facility and to retain the remaining proceeds to support general Partnership purposes.

“As we continue to transition our business to lower carbon solutions, including our DRUbit™ by Rail™ network, we are reviewing all assets and their strategic fit in our growth plans,” said Dan Borgen, the Partnership’s Chief Executive Officer. “As we mentioned on our Q4 2022 earnings call, we remain committed to converting all of our dilbit capacity to our long-term sustainable DRUbit™ program at the Partnership’s Hardisty Terminal, which is supported by investment grade counterparties and ten year, take-or-pay contracts.”

Piper Sandler & Co. served as the exclusive financial advisor to USD Partners LP in connection with the Transaction.

The Purchase Agreement contains customary representations and warranties, covenants, termination rights, and indemnification provisions, subject to specified limitations. In addition, the completion of the Transaction is subject to certain customary conditions.

Additional details regarding the Purchase Agreement are included in the Partnership’s Current Report on Form 8-K filed on March 23, 2023.

About USD Partners LP

USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.

USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD’s solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.

Contact:

Adam Altsuler

Executive Vice President, Chief Financial Officer

(281) 291-3995

aaltsuler@usdg.com

Jennifer Waller

Sr. Director, Financial Reporting and Investor Relations

(832) 991-8383

jwaller@usdg.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership to extend, renew or replace its senior secured credit facility; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the Partnership’s ability to enter into new contracts for uncontracted capacity and to renew expiring contracts and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the recent significant reductions in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Category: Operations